Exhibit 10.42

EMPLOYMENT SEVERANCE AGREEMENT

This Employment Severance and Release Agreement ("Agreement") is made by and between NutraCea, with a principal business address at 5090 North 40th Street, Phoenix, AZ 85018 ("Employer") and Bradley D. Edson, an individual with a principal address at 4213 N. Jokake Road, Scottsdale, AZ 85251 ("Employee") as follows:

1.            Buyout of Employment Agreement. Employee was employed by Employer pursuant to a written employment agreement dated December 10, 2004 and amended January 8, 2008 (the "Employment Agreement"). Employer and Employee now mutually agree that for the consideration specified in this Agreement, NutraCea shall buyout the Employment Agreement (except for those provisions expressly excepted herein) effective March 9, 2009 (the "Buyout Date") and Employee shall resign on the Buyout Date. The parties acknowledge that Employee has resigned as a member of Employer's Board of Directors.

2.            Severance Payments. NutraCea shall pay to Employee six (6) months of Employee's current annual base salary of $312,100, as described in the Employment Agreement (the "Severance Payment"). The total amount of the Severance Payment shall be $156,050.

2.1.          Payments Schedule; Withholding. NutraCea shall pay Employee the Severance Payment in payments as follows: one half ($78,025) of the Severance Payment on the Buyout Date (the "Initial Severance Payment") and the remaining one-half of the Severance Payment in three (3) equal consecutive monthly payments (the "Installment Severance Payments") with the first installment due to be paid on April 1, 2009. All payments shall be subject to the customary withholding tax and other employment taxes. In the event that NutraCea fails to timely pay the Initial Severance Payment specified in this Section 2.1, or fails to timely pay the accrued salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee specified in Section 3 of this Agreement then, notwithstanding the provisions of Section 20.3, the parties agree that the unpaid portion shall be treated as wrongfully withheld wages and Employee shall be entitled to treble the amount of the wrongfully withheld wages pursuant to Arizona law (A.R.S. § 23-355). In the event that NutraCea fails to timely pay any of the Installment Severance Payments as specified in this Section 2.1 then NutraCea shall have twenty (20) days following the due date of such payment to cure such nonpayment. In the event that NutraCea fails to cure non-payment of any Installment Severance Payment within twenty days (20) days of the due date for such payment then, notwithstanding the provisions of Section 20.3, the parties agree that the unpaid portion shall be treated as wrongfully withheld wages and Employee shall be entitled to treble the amount of the wrongfully withheld wages pursuant to Arizona law (A.R.S. § 23-355).

2.2.          Medical and Health Benefits. Medical and health coverage for Employee and his dependents under NutraCea's health insurance plans will continue through April 30, 2009. Thereafter, NutraCea shall reimburse employee for his COBRA payments to continue medical and health coverage for himself and his dependents for six (6) months beginning May 1, 2010 through October 31, 2010. Employee hereby permanently and irrevocably waives the right to receive premium assistance under the American Recovery and Reinvestment Act of 2009.

2.3           Warrant/Stock Option Grants, NutraCea acknowledges that Employee holds the warrants, stock options and/or other stock acquisition rights identified on Exhibit A.

2.4           Furniture/Office Equipment. NutraCea shall purchase from Employee the furniture and office equipment itemized on Exhibit B for Five Thousand Dollars ($5,000.00) payable within ten (10) days of the Buyout Date.

3.            Payment of Salary. Employee's vacation and sick leave shall cease accruing on the Buyout Date. Aside from the severance payments set forth in Section 2 of this Agreement, NutraCea agrees that it will pay to Employee all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee within five (5) calendar days from the Buyout Date of this Agreement.

4.            Business Expenses. NutraCea shall reimburse Employee for all business expenses he has incurred, in accordance with NutraCea's reimbursement policy within five (5) calendar days from the Buyout Date of this Agreement.

5.            Employee's Continued Right To Indemnification. The provisions of Section 11 ("Indemnification") of the Employment Agreement shall survive and remain in full force and effect for Employee's benefit.

6.            Non-Disparagement. The parties will not knowingly make any statement, oral or written, or cause or allow to be published in its/his name, any statement, interview, article, editorial or commentary (oral or written) that is critical, disparaging or derogatory of the other party or their respective businesses or personnel and former personnel (including current or former employees, directors and officers). Nothing in this Agreement, however, prohibits or restricts the parties from responding truthfully and factually to any inquiry by the Securities and Exchange Commission, any other regulatory or governmental agency, any self-regulatory organization, in response to any civil process or when otherwise required by law.   Nor shall anything in this agreement be construed as prohibiting or restricting the parties from making truthful factual statements in response to inquiries from investors, shareholders and/or creditors or any potential investor, creditor or shareholder. The parties further acknowledge and agree that prior to the execution of this Agreement, the law firm of Osborn Maledon, P.A. had been retained by NutraCea to conduct an independent review. The parties acknowledge and agree that statements by Osborn Maledon P.A. relating to its review, oral or written, are not statements of the Company and shall not be construed as such.

7.            Confidential Information. Employee acknowledges that during the course of his duties with NutraCea, he handled confidential information of NutraCea and its affiliates. Employee agrees he will retain in the strictest confidence all confidential matters which relate to NutraCea or its affiliates, including, without limitation, pricing lists, business plans, financial projections and reports, business strategies, internal operating procedures and other confidential business information from which NutraCea derives an economic or competitive advantage or from which NutraCea might derive such advantage in its business, whether or not labeled "secret" or "confidential," and not to disclose directly or indirectly or use by him in any way, at any time, except as permitted by law.

8.            Trade Secrets. Employee shall not disclose to any others or take or use for Employee's own purposes or purposes of any others at any time, any of NutraCea's trade secrets, including without limitation, confidential information; customer lists; information concerning current or any future and proposed work, services or products; or the fact that any such work, services or products are planned, under consideration, or in production, as well as any description thereof. Employee agrees that these restrictions shall also apply to (i) trade secrets belonging to third parties in NutraCea's possession and (ii) trade secrets conceived, originated, discovered or developed by Employee during the term of his employment.

9.            Inventions; Ownership Rights. Employee agrees that all ideas, techniques, inventions, systems, formulas, discoveries, technical information, programs, prototypes and similar developments ("Developments") developed, created, discovered, made, written or obtained by him or her in the course of or as a result, directly or indirectly, of performance of his duties to NutraCea, and all related industrial property, copyrights, patent rights, trade secrets and other forms of protection thereof, shall be and remain the property of NutraCea. Employee agrees to execute or cause to be executed such assignments and applications, registrations and other documents and to take such other action as may be requested by NutraCea to enable NutraCea to protect its rights to any such Developments.

10.          Non-interference; No Solicitation.   Employee agrees not to unlawfully interfere with any of NutraCea's contractual obligations with others. Furthermore, Employee agrees during a period of two (2) years after the date of this Agreement, not to, without NutraCea's express written consent, on his behalf or on behalf of another: (i) contact with the intent to solicit or solicit the business of any client, customer, creditor or licensee of NutraCea, or (ii) contact with the intent to solicit or solicit employees of NutraCea to leave their employment, other than clerical employees. Employee acknowledges that this Section 10 is a reasonable and necessary measure designed to protect the proprietary, confidential and trade secret information of NutraCea. The Parties agree that the provisions of this Section 10 do not apply to or prohibit Employee from contacting and communicating with banks and investment bankers that also have done or may have done business with NutraCea.

11.          Return NutraCea Property. Employee agrees that he will promptly, within two (2) business days, return to NutraCea, all NutraCea's or its affiliates' memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (including extracts and copies thereof) relating to NutraCea or its affiliates, and all other property of NutraCea, except that NutraCea agrees that Employee may keep his laptop computer.

12.          Actions Contrary to Law. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law, and whenever there is any conflict between any provision of this Agreement and any statute, law, ordinance, or regulation, contrary to which the parties have no legal right to contract, then the latter shall prevail; but in such event, the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

13.          Consulting Agreement. NutraCea will retain Employee as an Independent Consultant to perform consulting services for NutraCea from March 9, 2009 through May 9, 2009 for a fee of $15,000.00 per month, plus expenses, the terms of which engagement are more particularly set forth in the Consulting Agreement between the parties, a copy of which is attached hereto as Exhibit C, the terms and conditions of which are incorporated herein by this reference.

14.          Confidentiality of Agreement. It is the intent of the parties that the existence and terms of this Agreement be confidential. Therefore, NutraCea and Employee agree to maintain in strictest confidentiality the terms and existence of this Agreement as well as the discussions and negotiations that led to its creation and execution, provided, however, that: (a) Employee may disclose this Agreement to his spouse; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) NutraCea may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; (d) NutraCea and Edson may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (e) NutraCea and Edson may disclose this Agreement to the Securities and Exchange Commission, any other regulatory or governmental agency, or any self-regulatory organization or in response to any civil process.

15.          No Admission of Wrongdoing, NutraCea expressly agrees and acknowledges that neither the parties' mutual agreement to terminate the Employment Agreement nor anything in this Agreement shall be construed as an admission or evidence of wrongdoing by Employee.

16.          Reimbursement of Employee's Attorneys' Fees. NutraCea agrees that within five (5) calendar days of the Buyout Date, it will reimburse Employee for his attorneys' fees incurred in negotiating and entering into this Agreement in the sum of $20,000.00.

17.          Representation of NutraCea. NutraCea has taken all corporate action necessary to duly authorize the transactions contemplated by this Agreement and has all requisite power and authority to enter into this Agreement and to perform all of its obligations under this Agreement.

18.          Payment of Obligations Absolute. NutraCea's obligation to pay the Severance Payment, reimburse employee for COBRA premiums and attorneys' fees and to satisfy all of its obligations provided in this Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including any offset, counterclaim, recoupment, defense or other right that NutraCea may have or claim to have against Employee.

19.          Successors To NutraCea. This Agreement shall inure to the benefit of NutraCea and its subsidiaries and shall be binding upon and enforceable by NutraCea and any successor thereto, including, without limitation, any corporation or corporations or other entities acquiring directly or indirectly all or substantially all of the business or assets of NutraCea, whether by merger, consolidation, sale or otherwise, but shall not otherwise be assignable by NutraCea. Without limitation of the foregoing sentence, NutraCea shall require any successor (whether direct or indirect, by merger, consolidation, sale or otherwise) to all or substantially all of the business or assets of NutraCea, by agreement in a form satisfactory to the employee, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent as NutraCea would have been required to perform it if no such succession had taken place.

20.          Miscellaneous.

20.1         Notices. All notices to be given by either party to the other shall be in writing and may be transmitted by personal delivery, facsimile transmission, overnight courier or mail, registered or certified, postage prepaid with return receipt requested; provided, however, that notices of change of address or facsimile number shall be effective only upon actual receipt by the other party. Notices shall be delivered at the addresses set forth in the Preamble of this Agreement, unless changed as provided for herein.

20.2         Entire Agreement. This Agreement and any agreements incorporated herein by reference to the extent that they are consistent with this Agreement, supersede any all agreements, either oral or written, between the parties hereto with respect to its subject matter. Each party to this Agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party or anyone acting on behalf of any parties, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by both parties.

20.3         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

20.4         Jurisdiction and Venue. Any claim brought to interpret or enforce any provisions of this Agreement, the transactions contemplated by this Agreement, or otherwise relating to or arising from this Agreement, shall be exclusively commenced and maintained in the state or federal courts sitting in Arizona in the venue of Maricopa County and each of the Parties consents to jurisdiction and venue in such Court for such purposes, provided such claim is not required to be arbitrated pursuant to Section 20.5. The parties further agree that personal jurisdiction over them may be effected by notice as provided in Section 20.1, and that when so made shall be as if served upon them personally within the State of Arizona.

20.5         Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement, performance hereunder or breach thereof, which cannot be amicably settled, shall be settled by arbitration conducted in Phoenix, Arizona or such other mutually agreed upon location. Said arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") at a time and place within the above-referenced location as selected by the arbitrator(s).

a.           Initiation of Arbitration. After seven (7) days prior written notice to the other, either party hereto may formally initiate arbitration under this Agreement by filing a written request therefore. NutraCea shall pay the appropriate filing fees.

b.           Selection of Arbitrator(s). The selection of a neutral arbitrator or arbitrators shall be in accordance with the AAA Commercial Arbitration Rules.

c.           Discovery. The arbitrator(s) shall permit adequate discovery.

d.           Hearing and Determination Dates. The hearing before the arbitrator(s) shall occur within thirty (30) days from the date the matter is submitted to arbitration. Further, a determination by the arbitrator(s) shall be made within forty-five (45) days from the date the matter is submitted to arbitration. Thereafter, the arbitrator(s) shall have fifteen (15) days to provide the parties with his or their decision in writing. However, any failure to meet the deadlines in this paragraph will not affect the validity of any decision or award.

e.           Damages. The arbitrator(s) shall have the authority to award appropriate damages, including injunctive relief, if requested.

f.           Binding Nature of Decision. The decision of the arbitrator(s) shall be binding on the parties. Judgment thereon shall be entered in a court of competent jurisdiction.

g.           Injunctive Actions. Nothing herein contained shall bar the right of either party to seek from the arbitrator(s) injunctive relief or other provisional remedies against threatened or actual conduct that will cause loss or damages under the usual equity rules including the applicable rules for obtaining preliminary injunctions and other provisional remedies.

h.           Fees and Costs. The cost of arbitration, including the fees of the arbitrator(s), shall initially be borne by NutraCea; provided, the prevailing party (as determined by the arbitrator) shall be entitled to recover all such costs allowed by law, in addition to attorneys' fees and other costs, in accordance with Section 14.6 of this Agreement.

20.6         Attorneys' Fees. In the event of any litigation, arbitration, or other proceeding arising out of this Agreement, or the parties' performance as outlined herein, the prevailing party shall be entitled to an award of costs, including an award of reasonable attorneys' fees. Any judgment, order, or award entered in any such proceeding shall designate a specific sum as such an award of attorneys' fees and costs incurred. This attorneys' fee provision is intended to be severable from the other provisions of this Agreement, shall survive any judgment or order entered in any proceeding and shall not be deemed merged into any such judgment or order, so that such further fees and costs as may be incurred in the enforcement of an award or judgment or in defending it on appeal shall likewise be recoverable by further order of a court or panel or in a separate action as may be appropriate.

20.7         Amendment, Waiver. No amendment or variation of the terms of this Agreement shall be valid unless made in writing and signed by Employee and NutraCea. A waiver of any term or condition of this Agreement shall not be construed as a general waiver by NutraCea. Failure of either Employee or NutraCea to enforce any provision or provisions of this Agreement shall not waive any enforcement of any continuing breach of the same provision or provisions or any breach of any provision or provisions of this Agreement.

20.8         Ambiguities. This Agreement shall not be subject to the rule that any ambiguities in the contract are to be interpreted against the drafter of the Agreement.

20.9         Counterparts. This Agreement may be signed in one or more counterparts (by facsimile or otherwise), all of which shall be treated as one and the same instrument.

20.10      Warranty. Employee warrants that he is executing this Agreement of his own free will, and knowingly and voluntarily without any promises or representations other than those contained in this Agreement.

20.11      Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

20.12      Further Documents. The Parties agree that they will execute any and all additional document necessary to effectuate this Agreement.

[signature page to follow]

The undersigned have executed this Agreement as of March 9, 2009.

EMPLOYEE

/s/ Brad Edson
Brad Edson

NUTRACEA

/s/ Olga Hernandez-Longan
Its: Chief Financial Officer

EXHIBIT A

WARRANTS AND STOCK OPTION GRANTS

Warrant to purchase 6,000,000 shares of NutraCea's common stock that was issued on or about December 17, 2004.

Option to purchase 500,000 shares of NutraCea's common stock that was granted on or about January 8, 2008.

EXHIBIT B

ITEMIZATION OF FURNITURE/OFFICE EQUIPMENT

Furniture - Phoenix Plant
Paoli Furniture
2	Executive Desk
1	Executive Desk with side Extension
2	Executive Credenza
2	Executive Chairs (blue leather)
2	Executive Side Chairs (blue leather)
1	Herman Miller Aeron Chair
1	Bookcase

Walnut Furniture
1	Executive Desk
1	Executive Credenza with Hutch

4	Reception Chairs

Corporate Office
1	Copier

EXHIBIT C

CONSULTING AGREEMENT